Exhibit 99.1

December 20, 2017	FOR MORE INFORMATION CONTACT
Matt Kerin (281) 589-4642

Cabot Oil & Gas Corporation Announces Agreement to Sell Eagle Ford Shale Assets

HOUSTON, December 20, 2017/PRNewswire/ — Cabot Oil & Gas Corporation (NYSE: COG) (“Cabot” or the “Company”) announced today that it has reached an agreement to sell its operated and non-operated Eagle Ford Shale assets to an affiliate of Venado Oil & Gas LLC for $765 million. The divestiture includes approximately 74,500 net acres (~65,100 operated and ~9,400 non-operated) of Eagle Ford Shale leasehold primarily located in Frio and Atascosa counties. Production from these properties during the third quarter of 2017 was 15,656 barrels of oil equivalent (Boe) per day. This transaction is expected to close during the first quarter of 2018, subject to customary closing conditions and adjustments. Separately, the Company announced the sale of its remaining East Texas assets to an undisclosed buyer. This transaction is expected to close on or before July 1, 2018, subject to customary closing conditions and adjustments.

Cash proceeds from these transactions, in addition to the Company’s current cash position and its outlook for significant free cash flow generation during its three-year plan through 2020, are expected to allow Cabot to continue to enhance shareholder value by:

•                  Delivering double-digit growth per debt-adjusted share from its Marcellus Shale position;

•                  Providing sustainable dividend growth;

•                  Enhancing its share repurchase program;

•                  Further strengthening its balance sheet; and

•                  Funding any potential increases in future activity in its ongoing exploratory programs, depending on the outcome of initial testing efforts in these areas during the first half of 2018.

“Beginning over a decade ago, Cabot began the process of transforming the Company into one of the lowest cost operators in the industry, which has allowed us to create value for shareholders by delivering returns-focused growth while maintaining a strong balance sheet throughout the commodity cycles,” commented Dan O. Dinges, Chairman, President and Chief Executive Officer. “These transactions represent a further step in our transformation process and accelerate the value of these assets while improving Cabot’s cost structure and corporate returns. These assets accounted for only five percent of our year-to-date total equivalent production and four percent of our proved reserves. Pro forma for these transactions and the previously announced divestiture of the Company’s legacy West Virginia properties, Cabot’s operating expenses per unit (including interest expense) are expected to decrease by almost 20 percent to approximately $1.65 per thousand cubic feet equivalent (Mcfe) in 2018. In a higher oil price environment, the Eagle Ford Shale assets were a nice complement to our Marcellus Shale position and provided capital allocation optionality. However, based on our current outlook for the oil markets and the resulting rates of return from these assets relative to our Marcellus Shale returns, we did not plan to allocate any incremental capital to the Eagle Ford Shale above the current maintenance capital levels.”

Cabot expects to record a non-cash, after-tax impairment on the Eagle Ford Shale assets of approximately $270 to $280 million (based on estimated net book value as of November 30, 2017) in the fourth quarter of 2017.

Scotiabank served as financial advisor and Norton Rose Fulbright US LLP served as legal counsel to Cabot on the Eagle Ford Shale transaction. Kirkland & Ellis LLP served as Venado’s legal counsel on the Eagle Ford Shale transaction.

2018 Guidance Update

Based on the announced divestitures, Cabot has updated its 2018 daily production growth guidance range to 10 to 15 percent (18 to 23 percent pro forma for the Eagle Ford, East Texas, and West Virginia divestitures). The Company has also updated its 2018 capital budget range to $900 million to $1.0 billion consisting of the following:

•	Marcellus Shale:	$750 - $850 million
•	Exploration Areas:	$75 million
•	Pipeline Investments:	$60 million
•	Corporate:	$15 million

Additionally, the Company has updated its 2018 operating expense guidance to the following to reflect the impact of the announced divestitures:

•	Direct operations:	$0.09 - $0.11 per Mcfe
•	Transportation and gathering:	$0.68 - $0.70 per Mcfe
•	Taxes other than income:	$0.05 - $0.06 per Mcfe
•	Depreciation, depletion and amortization:	$0.55 - $0.65 per Mcfe
•	Interest expense:	$0.09 - $0.10 per Mcfe
•	Cash general and administrative (ex. stock-based compensation):	$55 - $60 million
•	Exploration:	$30 - $35 million

Cabot Oil & Gas Corporation, headquartered in Houston, Texas, is a leading independent natural gas producer with its entire resource base located in the continental United States. For additional information, visit the Company’s website at www.cabotog.com.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements regarding future financial and operating performance and results, capital budgets, estimated expenses, dividend growth, share repurchases, strategic pursuits and goals, market prices, and other statements that are not historical facts contained in this report are forward-looking statements. The words “expect”, “project”, “estimate”, “believe”, “anticipate”, “intend”, “budget”, “plan”, “forecast”, “target”, “predict”, “may”, “should”, “could”, “will” and similar expressions are also intended to identify forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, market factors, market prices (including geographic basis differentials) of natural gas and crude oil, results of future drilling and marketing activity, future production and costs, legislative and regulatory initiatives, electronic, cyber or physical security breaches and other factors detailed herein and in our other Securities and Exchange Commission (SEC) filings. See “Risk Factors” in Item 1A of the Form 10-K and subsequent public filings for additional information about these risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.  Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not undertake any obligation to correct or update any forward-looking statement, whether as the result of new information, future events or otherwise, except as required by applicable law.

FOR MORE INFORMATION CONTACT
Matt Kerin (281) 589-4642